UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Meritage Investment Partners, LLC
   1600 Wynkoop Street, Suite 300
   Denver, CO  80202
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   11/09/01
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Exabyte Corporation
   EXBT
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Joint Report (2)
6. If Amendment, Date of Original (Month/Day/Year)
   11/19/01
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |64,000                |I               |(1)                                            |
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Common Stock                               |3,507,200             |I               |(2)                                            |
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Common Stock                               |428,800               |I               |(3)                                            |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Series H Convertible Pre|11/09/01 |N/A      |Common                 |71,111   |$1.00     |I            |(1)                        |
ferred Stock            |         |         |                       |         |          |             |                           |
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Series H Convertible Pre|11/09/01 |N/A      |Common                 |3,896,890|$1.00     |I            |(2)                        |
ferred Stock            |         |         |                       |         |          |             |                           |
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Series H Convertible Pre|11/09/01 |N/A      |Common                 |476,444  |$1.00     |I            |(3)                        |
ferred  Stock           |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The shares of Common Stock and Series H Convertible Preferred Stock are held by Meritage Entrepreneurs Fund, L.P ("Entrepreneurs Fund"). The
Reporting Person is the sole general partner of Entrepreneurs Fund and may be deemed to control Entrepreneurs Fund and possess indirect beneficial ownership of the securities of the Issuer directly beneficially held by Entrepreneurs Fund.
(2) The shares of Common Stock and Series H Convertible Preferred Stock are held by Meritage Private Equity Fund, L.P. (the "Fund"). This
Amendment to Form 3 is also being filed on behalf of the Fund as a direct beneficial owner of more than 10% of the securities of the Issuer. The Reporting Person is also the sole general partner of the Fund and may be deemed to control the Fund and possess indirect beneficial ownership of the securities of the issuer directly beneficially held by the
Fund.
(3) The shares of Common Stock and Series H Convertible Preferred Stock are held by Meritage Private Equity Parallel Fund, L.P. (the "Parallel Fund").
The Reporting Person is the sole general partner of the Parallel Fund and may be deemed to control the Parallel Fund and possess indirect beneficial ownership of the securities of the Issuer directly beneficially held by the Parallel Fund.
(4) This Amendment to Form 3 is executed by Laura Beller, Managing Member of Meritage Investment Partners, LLC, the sole General Partner of
Entrepreneurs Fund, the Fund and the Parallel
Fund.
Joint Filer Name:  Meritage Investment Partners,
LLC
Address:             1600 Wynkoop Street, Suite
300
                            Denver, CO
80202
Signature:  /s/ Laura
Beller
                   Laura Beller, Managing
Member
Joint Filer Name:  Meritage Private Equity Fund,
L.P.
Address:             1600 Wynkoop Street, Suite
300
                            Denver, CO
80202
Signature:  /s/ Laura
Beller
                  Laura Beller, Managing Member of
                  Meritage Investment Partners, LLC,
the
                  sole General Partner of Meritage
Private
                  Equity Fund,
L.P.
SIGNATURE OF REPORTING PERSON
/s/ Laura Beller, Managing Member (4)
DATE
November 30, 2001